Exhibit 99.1

FOR FURTHER INFORMATION:

AT CBRE REALTY FINANCE:

Michael Angerthal

Chief Financial Officer

(860) 275-6222

michael.angerthal@cbrerealtyfinance.com

FOR IMMEDIATE RELEASE

MONDAY, APRIL 2, 2007

CBRE REALTY FINANCE, INC. COMPLETES SECOND COMMERCIAL

REAL ESTATE COLLATERALIZED DEBT OFFERING

Hartford, CT, April 2, 2007 – CBRE Realty Finance, Inc. (NYSE: CBF) today announced the closing of a $1.0 billion collateralized debt obligation, CBRE Realty Finance CDO 2007-1, LTD. (“CDO II”). The offering is the second CDO issuance by CBRE Realty Finance, Inc. (“Company”) since its inception. The majority of the proceeds were used to retire outstanding borrowings under existing secured repurchase agreements. The remainder of the proceeds will be used to make additional investments.

The total collateral value of the commercial real estate portfolio securing CDO II will be $1.0 billion. The collateral consists of first mortgage loans, B Notes, mezzanine loans, and commercial mortgage-backed securities. CDO II has a ramp-up period of nine months from the date of closing during which it can contribute up to $212 million of additional assets. The structure contains a five-year reinvestment period during which the Company can use the proceeds of loan repayments to fund new investments. CDO II has an expected weighted average life of 8.2 years and at issuance, a weighted average interest rate on the $880 million of investment grade securities of approximately three-month LIBOR plus 40 basis points, excluding transaction costs.

Keith Gollenberg, chief executive officer, commented, “We are extremely pleased with the overall execution of CDO II. The CDO issuance adds an additional $880 million of long-term financing to our balance sheet with extremely attractive borrowing costs and flexibility. This execution further supports our business strategy, our growth objectives and enhances our leveraged returns on equity.”

CBRE Realty Finance Management, LLC, the external advisor of the Company, will serve as the Collateral Manager of CDO II.

The Company sold $880 million of investment grade bonds to third parties and retained all of the $120 million of non-investment grade bonds and common equity. Standard & Poor’s, Moody’s

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CBRE Realty Finance, Inc.

Investors Service and Fitch Ratings have awarded a AAA rating to $650 million, or approximately 65%, of CDO II. Standard & Poor’s, in March of 2007, evaluated the asset management practices of the Collateral Manager and granted the Collateral Manager its Qualified CDO Special Servicer designation.

The Company will treat the transaction as a financing and therefore consolidate all of the assets, liabilities, income and expenses of the CDO II issuer on its balance sheet and income statement. All contributed collateral will be shown as assets and the investment grade securities issued to third-party investors will be shown as direct liabilities.

The securities being offered have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About CBRE Realty Finance, Inc.

CBRE Realty Finance, Inc. is a commercial real estate specialty finance company primarily focused on originating, acquiring, investing in, financing and managing a diversified portfolio of commercial real estate-related loans and securities. CBRE Realty Finance, Inc. has elected to qualify to be taxed as a real estate investment trust, or REIT, for federal income tax purposes. CBRE Realty Finance is externally managed and advised by CBRE Realty Finance Management, LLC, an indirect subsidiary of CB Richard Ellis Group, Inc. and a direct subsidiary of CBRE|Melody & Company.

Forward-Looking Information

This press release contains forward-looking statements based upon the Company’s beliefs, assumptions and expectations of its future performance, taking into account all information currently available. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to the Company or are within its control. If a change occurs, the Company’s business, financial condition, liquidity and results of operations may vary materially from those expressed in its forward-looking statements. The factors that could cause actual results to vary from the Company’s forward-looking statements include the Company’s future operating results, its business operations and prospects, general volatility of the securities market in which the Company invests and the market prices of its common stock, changes in interest rates, debt securities market, general economy or commercial finance and real estate markets specifically, credit conditions of the Company’s portfolio and in the market generally, performance and financial condition of borrowers and corporate customers, increased prepayments of the mortgage and other loans underlying the Company’s investments, and other factors, which are beyond the Company’s control. The Company undertakes no obligation to publicly update or revise any of the forward-looking statements. For further information, please refer to the Company’s filings with the Securities and Exchange Commission.